Filed pursuant to Rule 424b3
                                                  File No. 333-30204

                        2,741,011 Shares of Common Stock

                              AMERICA ONLINE, INC.

         This prospectus relates to the public offering, which is not being underwritten, of 2,741,011 shares of our common stock which is held by the selling stockholders listed on pages 8 through 10. The selling stockholders may offer their shares of common stock through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is listed on the New York Stock Exchange, under the symbol "AOL." On May 22, 2000 the last reported sale price for the common stock was $52.250 per share.

         You should carefully consider the risk factors beginning on page 4 of this prospectus before purchasing any of the securities offered by this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is May 25, 2000.

                                   The Company

         Founded in 1985, America Online is the world's leader in interactive services, Web brands, Internet technologies and electronic commerce services.

         America Online has two major lines of businesses organized into four product groups:

-        the Interactive Online Services business,  comprised of the Interactive
         Services  Group,   the  Interactive   Properties   Group  and  the  AOL
         International Group; and

-        the Enterprise Solutions business, comprised of the Netscape Enterprise
         Group.

         The product groups are described below.

         The   Interactive   Services  Group   develops  and  operates   branded
interactive services, including:

- the AOL service, a worldwide Internet online service with more than 22 million members;

- the CompuServe service, a worldwide Internet online service with more than 2.5 million members;

- the Netscape Netcenter, an Internet portal with more than 25 million registered users;

-        the AOL.COM Internet portal; and

- the Netscape Communicator client software, including the Netscape Navigator browser.

         The Interactive Properties Group is built around branded properties that operate across multiple services and platforms, such as:

- Digital City, Inc., the leading local online network and community guide on the AOL service and the Internet based on the number of visitors per month;

- ICQ, the world's leading communications portal that provides instant communications and chat technology based on the number of registered users;

- MovieFone, Inc., the nation's No. 1 movie guide and ticketing service based on the number of users, is provided through an interactive telephone service and on the AOL service and the Internet; and

-        Internet music brands Spinner.com, Winamp and SHOUTcast.

         The AOL International Group oversees the AOL and CompuServe operations outside the United States, as well as the Netscape Online service in the United Kingdom.

         The Netscape Enterprise Group focuses on providing businesses a range of software products, technical support, consulting and training services. These products and services enable businesses and users to share information, manage networks and facilitate electronic commerce.

         America Online also has a strategic alliance with Sun Microsystems, Inc., a leader in network computing products and services, to accelerate the growth of electronic commerce. Through the alliance, the two companies develop and market to business enterprises, client software and network application and server software for electronic commerce, extended communities and connectivity, including software based in part on the Netscape Enterprise Group code base, on Sun code and technology and on certain America Online services features.

         Recent Developments. On March 17, 2000, America Online and Bertelsmann AG announced a global alliance to expand the distribution of Bertelsmann's media content and electronic commerce properties over America Online's interactive brands worldwide. America Online and Bertelsmann also announced an agreement to restructure their interests in the AOL Europe and AOL Australia joint ventures. This restructuring consists of a put and call arrangement for America Online to purchase, in two installments, Bertelsmann's 50% interest in AOL Europe for consideration ranging from $6.75 billion to $8.25 billion, payable at America Online's option in cash, America Online stock (or AOL Time Warner stock, if the merger has closed) or a combination of cash and stock. Bertelsmann has the right to require America Online to purchase 80% of its 50% interest in AOL Europe on January 31, 2002 for $5.3 billion and the remainder on July 1, 2002 for $1.45 billion. If Bertelsmann fails to exercise its put rights, America Online has the right to purchase 80% of Bertelsmann's 50% interest in AOL Europe between January 15, 2002 and January 15, 2003 for $6.5 billion and the remainder between June 30, 2002 and June 30, 2003 for $1.75 billion. In addition, the parties agreed that America Online would take immediate ownership of Bertelsmann's 50% interest in the parties' AOL Australia joint venture, subject to receipt of necessary regulatory approvals. Because Bertelsmann's first put option will not close until January 31, 2002, if exercised, America Online has not determined yet how it will fund the payment of the purchase price for its purchases of
Bertelsmann's interest in AOL Europe. America Online cannot predict if Bertelsmann will exercise its put rights, and America Online's call rights are not exercisable unless Bertelsmann fails to exercise its put rights. If Bertelsmann does not exercise its put rights, America Online will consider all pertinent factors at such time and during the exercisability period of its call rights in determining whether to exercise its call rights, including the performance and perceived value of AOL Europe at such time, conditions in the markets where AOL Europe operates, financial market conditions and America Online's (or AOL Time Warner's) business plans and financial situation. For the year ended June 30, 1999, AOL Europe's revenues are less than 10% of America Online's revenues and AOL Europe's net loss is less than 5% of America Online's net income. America Online anticipates that the primary impact of the potential acquisition of Bertelsmann's interest in AOL Europe on results of operations would be the amortization of $1 billion to $1.5 billion of goodwill each year. America Online does not anticipate an adverse impact from the potential acquisition on America Online's financial position because it will have the ability to pay the purchase price either in stock or cash, or a combination of the two, at its option. America Online believes it will have adequate resources from its cash reserves or from accessing the capital markets to make the required payment upon exercise of a put or call right, should it decide to pay in cash, and that following the merger, AOL Time Warner will be in a stronger position to make such payments than America Online alone would be.

      On January 10, 2000, America Online entered into a merger agreement with Time Warner Inc. pursuant to which each of America Online and Time Warner would become wholly owned subsidiaries of a new parent company named AOL Time Warner Inc. In that merger, subject to the terms and conditions of the merger agreement with Time Warner, each share of America Online common stock will be converted into one share of AOL Time Warner common stock and each share of Time Warner common stock and series common stock will be converted into 1.5 shares of AOL Time Warner common stock and series common stock, respectively, and each share of Time Warner preferred stock will be converted into a substantially identical share of AOL Time Warner preferred stock. If the merger with Time Warner occurs, the stockholders of America Online will become stockholders of AOL Time Warner, whose business will consist of the current businesses of America Online and Time Warner.

         Additionally, on December 21, 1999, America Online and MapQuest.com, Inc. entered into a merger agreement pursuant to which MapQuest, a leader in online destination information solutions, will become a wholly owned subsidiary of America Online. The merger is subject to customary conditions, including regulatory consents and MapQuest stockholder approval, and is expected to be completed prior to the merger of America Online and Time Warner.

         The mergers with Time Warner and MapQuest are subject to a number of conditions, including regulatory approvals and, with respect to the merger with Time Warner, the approval of the stockholders of each of America Online and Time Warner, and with respect to the merger with MapQuest, the approval of the stockholders of MapQuest. America Online has filed a registration statement on Form S-4 relating to the merger with MapQuest and AOL Time Warner has filed a registration statement on Form S-4 relating to the merger with Time Warner. You are encouraged to read those documents and the documents filed by America Online with the Securities and Exchange Commission that are incorporated herein by reference. See "Where You Can Find More Information" on pages 6 and 7.

         America Online has been named as a defendant in several class action lawsuits that have been filed in state and federal courts. The complaints in these lawsuits contend that consumers and competing Internet service providers have been injured because of the default selection features in AOL 5.0. These cases are at a preliminary stage, but America Online does not believe they have merit and intends to contest them vigorously.

         America Online was incorporated in Delaware on May 24, 1985. The principal executive offices are located at 22000 AOL Way, Dulles, Virginia 20166-9323. Our telephone number at that address is (703) 265-1000.

                                  Risk Factors

         Before purchasing the shares offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. If any of the following risks actually occur, they could seriously harm our business, financial condition or results of operations. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

America Online has Entered Into Merger Agreements With Time Warner and MapQuest

         America Online has entered into a merger agreement with Time Warner Inc. pursuant to which each of America Online and Time Warner would become wholly owned subsidiaries of a new parent company named AOL Time Warner. In that merger, subject to the terms and conditions of the merger agreement with Time Warner, each share of America Online common stock will be converted into one share of AOL Time Warner common stock and each share of Time Warner common stock and series common stock will be converted into 1.5 shares of AOL Time Warner common stock and series common stock, respectively, and each share of Time Warner preferred stock will be converted into a substantially identical share of AOL Time Warner preferred stock. If the merger with Time Warner occurs, each stockholder of America Online will become a stockholder of AOL Time Warner, whose business will consist of the current businesses of America Online and Time Warner.

         Additionally, America Online entered into a merger agreement with MapQuest.com, Inc., pursuant to which MapQuest would be merged into a newly formed subsidiary of America Online and become a wholly owned subsidiary of America Online. The merger with MapQuest is expected to be completed prior to the completion of the merger with Time Warner.

         The mergers with Time Warner and MapQuest are subject to a number of conditions. There can be no assurance that the mergers with Time Warner and MapQuest will occur or, if they do occur, their effect on the stock price, results of operations or financial condition of America Online or AOL Time Warner.

The Price of our Common Stock is Volatile

         The trading price of our common stock has been and may continue to be subject to wide fluctuations over short and long periods of time. During the twelve months ending December 31, 1999, the closing sale prices of our common stock on the New York Stock Exchange ranged from $35.11 to $93.94. Our stock price may fluctuate in response to a number of events and factors, such as:

- quarterly variations in financial results and membership growth and usage

- the announcement of technological innovations, mergers, acquisitions, strategic partnerships or new product offerings by America Online or its competitors

-        the entrance of new competitors into the online services market

- changes in financial estimates and recommendations by securities analysts and news reports relating to trends in the Internet-related markets

- the operating and stock price performance of other companies that investors may deem comparable

         In addition, the market prices for Internet-related companies have experienced volatility that often has not been directly related to the operating performance of such companies. Market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

                       Where You Can Find More Information

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c ), 14 or 15(d) of the Securities Exchange Act prior to the termination of the offerings described in this prospectus:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, as filed with the Commission on August 13, 1999 pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 001-12143).

     (b) The Company's Quarterly Report on Form 10-Q, for the quarterly period ended September 30, 1999, as filed with the Commission on November 2, 1999, pursuant to the Exchange Act (File No. 001-12143).

     (c) The Company's Quarterly Report on Form 10-Q, for the quarterly period ended December 31, 1999, as filed with the Commission on February 14, 2000, pursuant to the Exchange Act (File No. 001-12143).

     (d) The Company's Quarterly Report on Form 10-Q/A, for the quarterly period ended March 31, 2000, which contains financial statements and related information that restate and supersede the financial statements and related information in America Online's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, filed with the Commission on August 13, 1999, pursuant to the Exchange Act (File No. 001-12143).

     (e) The Company's Proxy Statement on Schedule 14A for the Company's 1999 Annual Meeting (File No. 001-12143 and filing date of September 24,
          1999).

     (f) The Company's Current Report on Form 8-K dated December 1, 1999 (File No. 001-12143 and filing date of December 2, 1999).

     (g) The Company's Current Report on Form 8-K dated December 21, 1999 (File No. 001-12143 and filing date of January 3, 2000).

     (h) The Company's Current Report on Form 8-K dated January 10, 2000 (File No. 001-12143 and filing date of January 14, 2000).

     (i) The Company's Current Report on Form 8-K dated January 19, 2000 (File No. 001-12143 and filing date of January 20, 2000).

     (j) The Company's Current Report on Form 8-K dated January 10, 2000 (File No. 001-12143 and filing date of February 11, 2000).

     (k) The Company's Current Report on Form 8-K dated March 17, 2000 (File No. 001-12143 and filing date of March 24, 2000).

     (l) The Company's Current Report on Form 8-K dated April 3, 2000 (File No. 001-12143 and filing date of April 3, 2000).

     (m) The Company's Current Report on Form 8-K dated April 18, 2000 (File No. 001-12143 and filing date of April 21, 2000).

     (n) The Company's Current Report on Form 8-K dated May 23, 2000 (File No. 001-12143 and filing date of May 23, 2000).

     (o) The descriptions of the Company's Common Stock, including preferred stock purchase rights, which are contained in registration statements on Forms 8-A under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         You may request a copy of these filings, at no cost, by writing or telephoning as follows:

                  America Online, Inc.
                  Attention: Investor Relations
                  22000 AOL Way
                  Dulles, VA 20166
                  (703) 265-2741
                  AOL IR@aol.com

         This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                           Forward-Looking Statements

         This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" above and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 Use of Proceeds

         The selling stockholders are offering all of the shares of common stock covered by this prospectus. We will not receive any proceeds from the sale of these shares.

                              Selling Stockholders

         The following table sets forth the number of shares owned by each of the selling stockholders and the number of shares issuable to certain stockholders upon exercise by those stockholders of warrants held by such stockholders. All information contained in the table below is based upon their beneficial ownership as of February 11, 2000. We are not able to estimate the amount of shares that will be held by the selling stockholders after the completion of this offering because the selling stockholders may offer all or some of their shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that all of the shares being registered will be sold. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.


                                                 Number of Shares          Number of Shares        Percent of Outstanding
                                                   Beneficially             Registered for              Shares After
       Name of Selling Stockholder                     Owned                  Sale Hereby               The Offering
       ---------------------------                     -----                  -----------               ------------

Acorn Ventures Inc. (1)                                36,218                      25,806                    --
Scott Anderson (2)                                     49,230                      34,589                    --
Christopher T. Bayley                                  24,897                      16,806                    --
Bear, Stearns International Limited                   284,322                     284,322                    --
Kennet Belenky                                             90                          61                    --
Thomas J. and Lucille F. Boyle                          9,054                       6,112                    --
Richard Burns                                           1,099                       1,099                    --
C.G.M.K. Holding Company, L.L.C.                       81,493                      61,120                    --
Douglas Cameron                                           679                         459                    --
Cedar Grove Investments                                24,897                      16,806                    --
City National Bank, Trustee                             4,527                       3,056                    --
Christopher Clark                                      18,109                      12,449                    --
Geoffrey M. Clark                                       9,054                       6,112                    --
Donald Bruce Davidge                                   10,865                       7,334                    --
John Faul                                              26,972                      18,206                    --
First Washington Corp. Profit Sharing                  12,448                       8,403                    --
Fluke Capital Management, L.P.                        184,217                     124,347                    --
Phillip Frink, Jr.                                     30,183                      20,373                    --
Elizabeth A. Frink Trust U/A                            3,771                       2,546                    --
Laurie E. Frink Trust U/A                               3,771                       2,546                    --
Lloyd D. Frink Trust U/A                                3,771                       2,546                    --
G3 Investments, L.P.                                   24,897                      16,806                    --
Robert J. and Penelope W. Genise                       41,953                      28,319                    --
Glory B. Farms Living Trust                             9,054                       6,112                    --
Bill F. Green                                           7,473                       5,045                    --
Dale Grover                                           120,295                      81,200                    --
Lawrence L. Grover                                      2,010                       1,357                    --
Mary Joyce Grover                                       2,010                       1,357                    --
Cheryl Grunbock                                        31,691                      21,392                    --
Mary-Jean Hart                                         24,897                      16,806                    --
Robert S. and Lizabeth C. Hart                          6,247                       4,217                    --
Thomas S. Huseby & Janice Magee Huseby                 12,448                       8,403                    --
Joel R. Hussey & Christi Hussey                         6,338                       4,279                    --
Mark C. Illing                                         16,298                      11,002                    --
Inland Northwest Investors, L.P.                       46,834                      31,613                    --
Scot Jarvis (3)                                        49,203                      34,589                    --
George King                                            76,965                      51,952                    --
Martin King                                           597,734                     403,471                    --
Kirlan 1, L.P.                                         45,273                      30,560                    --
Kirlan Venture Partners II, L.P.                      107,720                      72,711                    --
Cliff Kushler                                         187,649                     126,664                    --
Elizabeth M. Kushler Revocable Trust                   19,920                      13,446                    --
Robert Kushler, Jr.                                    19,467                      13,141                    --
Robert H. Kushler Revocable Trust                      19,920                      13,446                    --
Larry L. and Sandra LaBossier                           9,054                       6,112                    --
George Lightbody                                        3,621                       2,444                    --
Christina Lorenz                                        5,432                       3,667                    --
Nicholas J. and Robin H. Lynch                          9,054                       6,112                    --
Shannon Maher and Cindy Bellomy                        12,448                       8,403                    --
William H. McAleer                                      4,527                       3,056                    --
Meigs/Meyer Trust                                      12,448                       8,403                    --
Charles H. Morse                                       62,243                      42,014                    --
Mundt MacGregor, L.L.P.                                 3,621                       2,444                    --
New Pacific Partners, LLC                              13,582                      10,187                    --
Newport Hill Chiropractic Center, P.S.                 15,393                      10,391                    --
Norman Nie                                              2,868                       1,937                    --
Northwest Venture Partners II, L.P.                    69,925                      47,200                    --
Oak Investment Partners VIII L.P.                     761,374                     513,928                    --
Oak VIII Affiliates Fund L.P.                          14,746                       9,954                    --
Kathleen B. Ogle                                       18,109                      12,224                    --
Mary Jo Oresti                                          1,368                         925                    --
Greg Pass                                              15,223                      15,223                    --
Miriam Pierce                                          76,910                      51,914                    --
R. Alex Polson and Diane K.H. Polson                   17,022                      11,490                    --
Roger Putnam                                            9,054                       6,112                    --
Andrew A. Quartner                                     23,044                      15,555                    --
Soochon Radee                                           1,264                       1,264                    --
Radigan & Garnett, P.C.                                   550                         550                    --
Robert A. Ratliffe (4)                                 12,676                       8,964                    --
R. Stockton Rush, III                                  14,954                      10,094                    --
SCC Investments, Inc. (5)                              45,273                      31,918                    --
Richard Henry Scheel                                    2,716                       1,834                    --
SeaPoint Ventures (6)                                  29,974                      22,481                    --
Ruth Marie Seeley-Scheel                                2,716                       1,834                    --
Justin Shimada                                          2,263                       1,528                    --
Spanish Caravan Investments, LLC                       13,582                       9,168                    --
John M. Steel                                           6,224                       4,202                    --
Steve Walker & Associates, L.L.C.                       2,525                       2,525                    --
Arthur V. Strom                                        24,447                      16,502                    --
Strom Associates, LLC                                  18,109                      12,224                    --
Barton W. Stuck and Mary-Jane Cross                    12,448                       8,403                    --
Stephen Sulzbacher                                     51,008                      34,431                    --
Christopher John Szyba                                    905                         611                    --
Julie Ann Szyba                                         1,810                       1,222                    --
TWG Investors I, LLC                                   31,142                      21,021                    --
Voyager Capital Fund I, L.P.                          106,453                      71,856                    --
Voyager Capital Founder's Fund I, L.P.                  5,780                       3,902                    --
Walker Investment Fund I, L.L.C.                        6,818                       6,818                    --
Dennis Weibling                                        13,582                       9,168                    --
Thomas Wilson                                              54                          37                    --
Carol Wood                                                550                         550                    --
Frank Wood                                             15,223                      15,223                    --
----------------------------

(1) Includes 13,582 shares issuable upon exercise of a warrant held by Acorn Ventures Inc.
(2) Includes 13,582 shares issuable upon exercise of a warrant held by Scott Anderson.
(3) Includes 13,582 shares issuable upon exercise of a warrant held by Scot Jarvis.
(4) Includes 4,075 shares issuable upon exercise of a warrant held by Robert Ratliff.
(5) Includes 13,582 shares issuable upon exercise of a warrant held by SCC Investments Inc.
(6) Includes 22,481 shares issuable upon exercise of a warrant held by SeaPoint Ventures.

         The selling stockholders received their shares of common stock pursuant to either our merger with Tegic Communications, Inc. which occurred on November 30, 1999, or our merger with ToFish! Incorporated, which occurred on January 18, 2000, or hold warrants exercisable for common stock that were assumed by America Online in connection with the merger with Tegic.

         The stockholders who received their shares or warrants pursuant to the Tegic merger are parties to a Registration Rights Agreement dated as of November 30, 1999, in which we agreed to register a portion of their shares in a registration statement, and to keep such registration statement effective for a period of 180 days. Several of those selling stockholders are currently employed by America Online.

         The stockholders who received their shares pursuant to the ToFish! merger are parties to a Registration Rights Agreement dated as of January 18, 2000, in which we agreed to include their shares in any registration statement we filed within one year of the date of the Registration Rights Agreement (other than on Forms S-4 or S-8), and to keep such registration statement effective for a period of 90 days. Several of those selling stockholders are currently employed by America Online.

         This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. In addition, this prospectus covers the preferred stock purchase rights that currently trade with America Online's common stock and entitle the holder to purchase additional shares of common stock under certain circumstances.

                              Plan of Distribution

         We are registering the common stock on behalf of the selling stockholders. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as pledgors, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. We will not receive any of the proceeds of this offering.

         The selling stockholders are offering shares of America Online common stock that they received either in connection with our mergers with Tegic or ToFish! or shares of America Online common stock they received or will receive upon exercise of warrants that America Online assumed in connection with the merger with Tegic. This prospectus covers their resale of up to 2,741,011 shares of common stock.

         The selling stockholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of such securities for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The common stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be effected by means of one or more of the following transactions (which may involve crosses or block transactions):

     - on any national securities exchange, such as the NYSE, or quotation service on which the common stock may be listed or quoted at the time of sale,
     -    in the over-the-counter market,
     - in transactions otherwise than on such exchanges or services or in the over-the-counter market or
     -    through the purchase and sale of over-the-counter options.

         In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker/dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out such short positions, or loan or pledge common stock to broker/dealers that in turn may sell such securities.

         At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

         The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. The foregoing may affect the marketability of such securities.

         Pursuant to the Registration Rights Agreements related to the mergers with Tegic and ToFish!, all expenses of the registration of the common stock will be paid by us; provided, however, that the selling stockholders will pay all registration and filing fees and all underwriting discounts and selling commissions, if any. The selling stockholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the selling stockholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                     Experts

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements for the three years ended June 30, 1999, incorporated by reference as Exhibit 99 to our Form 10-Q/A for the quarterly period ended March 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedules of Time Warner Inc. ("Time Warner") and Time Warner Entertainment Company, L.P. included in Time Warner's Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. These consolidated financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.